EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2022 Results and Raises 2022 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the second quarter 2022.
RECENT HIGHLIGHTS
•Consolidated Adjusted EBITDA1 of approximately $2.5 billion and $5.7 billion for the three and six months ended June 30, 2022, respectively. Distributable Cash Flow1 of approximately $1.9 billion and $4.4 billion for the three and six months ended June 30, 2022, respectively. Net income (loss)2 of approximately $0.7 billion and $(0.1) billion for the three and six months ended June 30, 2022, respectively.
•Raising full year 2022 Consolidated Adjusted EBITDA1 guidance to $9.8 - $10.3 billion and full year 2022 Distributable Cash Flow1 guidance to $6.9 - $7.4 billion due primarily to the expected proceeds from the anticipated early termination of the LNG Terminal Use Agreement (“TUA”) with Chevron described below, and sustained higher margins on LNG throughout 2022.
•As part of our comprehensive capital allocation plan, during the three months ended June 30, 2022, Cheniere prepaid $1.1 billion of consolidated long-term indebtedness, repurchased an aggregate of approximately 4.1 million shares of our common stock for approximately $540 million, and paid a quarterly dividend on our common stock of $0.33 per share on May 17, 2022.
•In June 2022, Cheniere made a positive final investment decision (“FID”) with respect to the Corpus Christi Stage 3 Project (defined below) and issued full notice to proceed (NTP) to Bechtel Energy, Inc. (“Bechtel”). In connection with the positive FID, Cheniere Corpus Christi Liquefaction Stage III, LLC (“CCL Stage III”) was contributed to Cheniere Corpus Christi Holdings, LLC (“CCH”) and subsequently merged with and into Corpus Christi Liquefaction, LLC (“CCL”), with CCL as the surviving company of the merger and a wholly owned subsidiary of CCH. In connection with the merger, contracts held by CCL Stage III were transferred to CCL.
•Since March 31, 2022, Cheniere and its subsidiaries signed new long-term contracts representing an aggregate of approximately 140 million tonnes of LNG through 2050:
◦In May 2022, CCL Stage III entered into a long-term Integrated Production Marketing (“IPM”) agreement with ARC Resources U.S. Corp (“ARC”), a subsidiary of ARC Resources, Ltd. (TSX: ARX), under which ARC has agreed to sell 140,000 MMBtu per day of natural gas to CCL Stage III for a term of 15 years, commencing with commercial operations of Train 7 of the CCL Stage 3 Project. Cheniere will pay ARC an LNG-linked price for its gas, based on the Platts Japan Korea Marker (JKM), after deductions for fixed LNG shipping costs and a fixed liquefaction fee. The LNG associated with this gas supply, approximately 0.85 million tonnes per annum (“mtpa”), will be marketed by Cheniere.
◦In May 2022, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a LNG sale and purchase agreement (“SPA”) with POSCO International Corporation (“POSCO International”), under which POSCO International has agreed to purchase approximately 0.4 mtpa of LNG from Cheniere Marketing on a free-on-board (“FOB”) basis for a term of 20 years beginning in late 2026 at a purchase price indexed to the Henry Hub price, plus a fixed liquefaction fee.
◦In June 2022, Cheniere Marketing entered into a LNG SPA with Equinor ASA (“Equinor”), under which Equinor has agreed to purchase approximately 1.75 mtpa of LNG from Cheniere Marketing on a FOB basis for a term of approximately 15 years. Half of the volume is subject to Cheniere making a positive FID to construct additional liquefaction capacity at the Corpus Christi LNG Terminal beyond the seven-train CCL Stage 3 Project.
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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.

◦In June 2022, Cheniere Marketing and Sabine Pass Liquefaction, LLC (“SPL”) entered into long-term LNG SPAs with Chevron U.S.A. Inc. (“Chevron”), a wholly-owned subsidiary of Chevron Corporation (NYSE: CVX). Under the first SPA, Chevron has agreed to purchase approximately 1.0 mtpa of LNG from SPL on an FOB basis. Deliveries under the SPA will begin in 2026, reach the full 1.0 mtpa during 2027 and continue until mid-2042. Under the second SPA, Chevron has agreed to purchase an additional approximately 1.0 mtpa of LNG from Cheniere Marketing on an FOB basis with deliveries beginning in 2027 and continuing for approximately 15 years, subject to Cheniere making a positive FID to construct additional liquefaction capacity at the Corpus Christi LNG Terminal beyond the seven-train CCL Stage 3 Project. The purchase price for LNG under the SPAs is indexed to the Henry Hub price, plus a fixed liquefaction fee.
◦In July 2022, Cheniere Marketing entered into a long-term LNG SPA with PetroChina International Company Limited (“PCI”), a subsidiary of PetroChina Company Limited. Under the SPA, PCI has agreed to purchase up to approximately 1.8 mtpa of LNG from Cheniere Marketing on a FOB basis. Deliveries under the SPA will begin in 2026, reach the full 1.8 mtpa in 2028, and continue through 2050. The purchase price for LNG under the SPA is indexed to the Henry Hub price, plus a fixed liquefaction fee. Half of the total volume, or approximately 0.9 mtpa, is subject to Cheniere making a positive FID to construct additional liquefaction capacity at the Corpus Christi LNG Terminal beyond the seven-train CCL Stage 3 Project.
◦In July 2022, CCL entered into a long-term LNG SPA with PTT Global LNG Company Limited (“PTTGL”), under which PTTGL has agreed to purchase 1.0 mtpa of LNG from CCL for 20 years beginning in 2026. The SPA calls for a combination of FOB and delivered ex-ship (“DES”) deliveries. The purchase price for LNG under the SPA is indexed to the Henry Hub price, plus a fixed liquefaction fee.
•In June 2022, Sabine Pass LNG, L.P. (“SPLNG”) and Chevron agreed to terms for the early termination of its TUA in return for a lump sum payment of $765 million to be made by Chevron to SPLNG during calendar year 2022.
•In June 2022, Cheniere published its third annual Corporate Responsibility (“CR”) report for 2021, entitled Acting Today, Securing Tomorrow. The report details Cheniere’s approach and progress on environmental, social and governance (“ESG”) matters as the company continues to support the global need for secure, diverse energy supplies and the transition to a lower-carbon future.
•In June 2022, Cheniere and its subsidiaries commenced providing Cargo Emissions Tags (“CE Tags”) to its long-term LNG customers. The CE Tags provide those customers with estimated greenhouse gas (“GHG”) emissions data associated with each LNG cargo produced at Cheniere’s liquefaction facilities and are provided for both FOB and DES LNG cargoes. More information regarding the CE Tags can be found in the CR report.
CEO COMMENT
“The second quarter was marked by many successes, including excellent safety and operating performance at both of our facilities, as well as seamless execution of our strategy throughout the LNG value chain. We secured meaningful growth of our LNG platform with the FID of Corpus Christi Stage 3, maintained significant commercial momentum, and commenced providing our Cargo Emission Tags - all of which demonstrate the reliability and the durability of the Cheniere platform,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Our achievements across our operations, execution, capital allocation and sustainability efforts continue to position Cheniere as a leader in the global LNG market for decades to come.”
“Today we are once again raising our 2022 financial guidance, which is driven by the improved margin environment in the LNG market - underscoring the need for additional investment in natural gas infrastructure globally. I am proud of what our team has accomplished to heed the call for cleaner-burning, reliable energy supply and look forward to further expanding upon our existing platform with future growth at both of our sites.”

2022 REVISED FULL YEAR FINANCIAL GUIDANCE

(in billions)	2022 Previous			2022 Revised
Consolidated Adjusted EBITDA[1]	$8.2	-	$8.7	$9.8	-	$10.3
Distributable Cash Flow[1]	$5.5	-	$6.0	$6.9	-	$7.4
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Revenues	$8,007	$3,017	165%	$15,491	$6,107	154%
Net income (loss)[2]	$741	$(329)	nm	$(124)	$64	nm
Consolidated Adjusted EBITDA[1]	$2,529	$1,023	147%	$5,682	$2,475	130%
LNG exported:
Number of cargoes	156	139	12%	316	272	16%
Volumes (TBtu)	563	496	14%	1,147	976	18%
LNG volumes loaded (TBtu)	564	499	13%	1,149	975	18%
Consolidated Adjusted EBITDA increased $1.5 billion and $3.2 billion for the three and six months ended June 30, 2022, respectively, as compared to the three and six months ended June 30, 2021, primarily due to increased margins per MMBtu of LNG and to a lesser extent from increased volumes of LNG delivered.
Net income (loss) was $0.7 billion and $(0.1) billion for the three and six months ended June 30, 2022, respectively, as compared to $(0.3) billion and $0.1 billion in the corresponding 2021 periods. The favorable change for the three months ended June 30, 2022 was primarily due to increased margins per MMBtu of LNG and to a lesser extent from increased volumes of LNG delivered. This favorable change was partially offset by increased tax expense as well as an increase in derivative losses from changes in fair value and settlements of approximately $0.3 billion (pre-tax and excluding the impact of non-controlling interests). The unfavorable change for the six months ended June 30, 2022 was primarily due to an increase in derivative losses from changes in fair value and settlements of approximately $3.8 billion (pre-tax and excluding the impact of non-controlling interests) and a decrease in gains from sales of physical gas. This decrease was partially offset by increased margins per MMBtu of LNG and increased volumes of LNG delivered.
Substantially all derivative losses relate to the use of commodity derivative instruments indexed to international LNG prices, primarily related to our long-term IPM agreements. While operationally we seek to eliminate commodity risk by utilizing derivatives to mitigate price volatility for commodities procured or sold over a period of time, as a result of the significant appreciation in forward international LNG commodity curves during the three and six months ended June 30, 2022, we recognized $1.1 billion and $4.2 billion, respectively, of non-cash unfavorable changes in fair value attributable to such positions (pre-tax and excluding the impact of non-controlling interest).
Our IPM agreements are structured to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value, but does not currently permit fair value recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG.
Share-based compensation expenses included in net income (loss) totaled $36 million and $79 million for the three and six months ended June 30, 2022, respectively, compared to $31 million and $63 million for the three and six months ended June 30, 2021, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of June 30, 2022 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

BALANCE SHEET MANAGEMENT
Capital Resources
As of June 30, 2022, our total consolidated liquidity position was approximately $10.3 billion. We had cash and cash equivalents of $2.6 billion on a consolidated basis, of which $1.1 billion was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $335 million, $1.25 billion of available commitments under the Cheniere Revolving Credit Facility, $1.2 billion of available commitments under the CCH Working Capital Facility, $3.3 billion of available commitments under CCH’s term loan credit facility (the “CCH Credit Facility”), $750 million of available commitments under Cheniere Partners’ credit facilities, and $837 million of available commitments under the SPL Working Capital Facility.
Key Financial Transactions and Updates
During the three months ended June 30, 2022, we prepaid $1.1 billion of the outstanding borrowings under the CCH Credit Facility.
In June 2022, CCH amended and restated the CCH Credit Facility and the CCH Working Capital Facility to, among other things, (1) increase the commitments to approximately $4.0 billion and $1.5 billion for the CCH Credit Facility and the CCH Working Capital Facility, respectively, which are intended to fund a portion of the cost of developing, constructing and operating the CCL Stage 3 Project, (2) extend the maturity of the CCH Credit Facility and the CCH Working Capital Facility, (3) update the indexed interest rate to the Secured Overnight Financing Rate (“SOFR”) and (4) make certain other changes to the terms and conditions of each existing facilities.
Liquefaction Projects Overview
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”). On June 15, 2022, our Board of Directors made a positive FID with respect to the CCL Stage 3 Project and issued full notice to proceed with construction to Bechtel effective June 16, 2022.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the second quarter 2022 on Thursday, August 4, 2022, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, and share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of July 30, 2022, approximately 2,300 cumulative LNG cargoes totaling over 155 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and six months ended June 30, 2022, we exported 563 and 1,147 TBtu of LNG, respectively, from our liquefaction projects. 34 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of June 30, 2022, none of which was related to commissioning activities.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2022:

	Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	564	—	1,136	13
Volumes loaded during the prior period but recognized during the current period	40	—	49	1
Less: volumes loaded during the current period and in transit at the end of the period	(34)	—	(34)	—
Total volumes recognized in the current period	570	—	1,151	14
In addition, during the three and six months ended June 30, 2022, we recognized 4 TBtu and 15 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues
LNG revenues	$7,873	$2,913	$15,213	$5,912
Regasification revenues	68	67	136	134
Other revenues	66	37	142	61
Total revenues	8,007	3,017	15,491	6,107

Operating costs and expenses
Cost of sales (excluding items shown separately below) (2)	5,752	2,154	13,088	3,540
Operating and maintenance expense	419	385	808	707
Development expense	3	2	8	3
Selling, general and administrative expense	77	73	173	154
Depreciation and amortization expense	276	258	547	494
Impairment expense and loss (gain) on disposal of assets	3	(1)	3	(1)
Total operating costs and expenses	6,530	2,871	14,627	4,897

Income from operations	1,477	146	864	1,210

Other expense (income)
Interest expense, net of capitalized interest	(357)	(368)	(706)	(724)
Loss on modification or extinguishment of debt	(28)	(4)	(46)	(59)
Derivative gain (loss), net	(1)	(2)	2	(1)
Other income, net	3	4	8	10
Total other expense	(383)	(370)	(742)	(774)

Income before income taxes and non-controlling interest	1,094	(224)	122	436
Less: income tax provision (benefit)	181	(93)	(10)	(4)
Net income	913	(131)	132	440
Less: net income attributable to non-controlling interest	172	198	256	376
Net income (loss) attributable to common stockholders	$741	$(329)	$(124)	$64

Net income (loss) per share attributable to common stockholders—basic (3)	$2.92	$(1.30)	$(0.49)	$0.25
Net income (loss) per share attributable to common stockholders—diluted (3)	$2.90	$(1.30)	$(0.49)	$0.25

Weighted average number of common shares outstanding—basic	253.6	253.5	253.8	253.2
Weighted average number of common shares outstanding—diluted	255.9	253.5	253.8	254.7

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $1.0 billion and $4.4 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and six months ended June 30, 2022, respectively, as compared to $0.3 billion and $0.4 billion of losses in the corresponding 2021 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	June 30,	December 31,
	2022	2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,631	$1,404
Restricted cash and cash equivalents	335	413
Trade and other receivables, net of current expected credit losses	1,883	1,506
Inventory	746	706
Current derivative assets	273	55
Margin deposits	169	765
Other current assets	149	207
Total current assets	6,186	5,056

Property, plant and equipment, net of accumulated depreciation	30,659	30,288
Operating lease assets	2,255	2,102
Derivative assets	144	69
Goodwill	77	77
Deferred tax assets	1,276	1,204
Other non-current assets, net	716	462
Total assets	$41,313	$39,258

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$141	$155
Accrued liabilities	2,599	2,299
Current debt, net of discount and debt issuance costs	2,270	366
Deferred revenue	141	155
Current operating lease liabilities	598	535
Current derivative liabilities	1,793	1,089
Other current liabilities	14	94
Total current liabilities	7,556	4,693

Long-term debt, net of premium, discount and debt issuance costs	26,055	29,449
Operating lease liabilities	1,623	1,541
Finance lease liabilities	56	57
Derivative liabilities	7,133	3,501
Other non-current liabilities	85	50

Stockholders' deficit
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 276.6 million shares and 275.2 million shares issued at June 30, 2022 and December 31, 2021, respectively	1	1
Treasury stock: 26.2 million shares and 21.6 million shares at June 30, 2022 and December 31, 2021, respectively, at cost	(1,529)	(928)
Additional paid-in-capital	4,277	4,377
Accumulated deficit	(6,311)	(6,021)
Total Cheniere stockholders' deficit	(3,562)	(2,571)
Non-controlling interest	2,367	2,538
Total stockholders' deficit	(1,195)	(33)
Total liabilities and stockholders' deficit	$41,313	$39,258

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of June 30, 2022, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.5 billion and $22.7 billion, respectively, including $1.1 billion of cash and cash equivalents and $0.1 billion of restricted cash.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2022 and 2021 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$741	$(329)	$(124)	$64
Net income attributable to non-controlling interest	172	198	256	376
Income tax provision (benefit)	181	(93)	(10)	(4)
Interest expense, net of capitalized interest	357	368	706	724
Loss on modification or extinguishment of debt	28	4	46	59
Interest rate derivative gain (loss), net	1	2	(2)	1
Other income, net	(3)	(4)	(8)	(10)
Income from operations	$1,477	$146	$864	$1,210
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	276	258	547	494
Loss from changes in fair value of commodity and FX derivatives, net (1)	740	591	4,198	711
Total non-cash compensation expense	33	29	70	61
Impairment expense and loss (gain) on disposal of assets	3	(1)	3	(1)
Consolidated Adjusted EBITDA	$2,529	$1,023	$5,682	$2,475

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three and six months ended June 30, 2022 and forecast amounts for full year 2022 (in billions):

	Three Months Ended June 30,	Six Months Ended June 30,	Full Year
	2022	2022	2022
Net income (loss) attributable to common stockholders	$0.74	$(0.12)	$0.8	-	$1.3
Net income attributable to non-controlling interest	0.17	0.26	1.2	-	1.3
Income tax provision (benefit)	0.18	(0.01)	0.6	-	0.7
Interest expense, net of capitalized interest	0.36	0.71	1.4	-	1.4
Depreciation and amortization expense	0.28	0.55	1.1	-	1.1
Other expense (income), financing costs, and certain non-cash operating expenses	0.80	4.31	4.7	-	4.5
Consolidated Adjusted EBITDA	$2.53	$5.68	$9.8	-	$10.3
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	(0.35)	(0.71)	(1.4)	-	(1.4)
Maintenance capital expenditures, income tax and other expense	(0.06)	(0.08)	(0.3)	-	(0.2)
Consolidated Distributable Cash Flow	$2.12	$4.89	$8.1	-	$8.7
CQP distributable cash flow attributable to non-controlling interest	(0.26)	(0.54)	(1.2)	-	(1.3)
Cheniere Distributable Cash Flow	$1.86	$4.35	$6.9	-	$7.4
Note: Totals may not sum due to rounding.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Phil West	713-375-5586